Cover Page                                                                424B3
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THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SUPPLEMENT DATED JUNE 21, 2004 TO THE MAY 1, 2004 PROSPECTUS FOR:
Equitable Accumulator(R) Plus(SM)
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This supplement modifies certain information in the above-referenced
Prospectus, Supplements to Prospectus and Statement of Additional Information ("SAI"), dated May 1, 2004 as previously supplemented (together, the "Prospectus"). Unless otherwise indicated, all other information included in the Prospectus remains unchanged. You should keep this supplement with your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your Prospectus.

Please note the following information is to be read in conjunction with the section "Self-directed allocation" in "Allocating your contributions" under "Contract features and benefits":

TEMPORARY LIBERALIZATION PERIOD FOR ALLOCATIONS TO THE GUARANTEED INTEREST OPTION ("GIO")

Except in the state of New York, the limit on allocations to the Guaranteed Interest Option is temporarily changed from 25% to 100% for the period beginning on June 21, 2004 through October 24, 2004. At the end of this liberalization period, the 25% limit on GIO contributions will be re-imposed, but customers may leave existing GIO assets in the GIO. This liberalization applies to new contributions only. Transfers to the GIO continue to be restricted as before.

If your instructions to us indicate an allocation percentage to the GIO that is greater than 25%, we will continue to honor that allocation until the end of the liberalization period. However, after the end of the liberalization period it will become an invalid allocation and we will no longer be able to honor it. This could cause a delay in crediting your subsequent contributions to the contract. Therefore, before making any new contributions on or after October 25, 2004, you should review your allocation instructions and ensure that your GIO allocation is 25% or less before sending your additional contributions.





















            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           1290 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10104
                                 (212) 554-1234

form no IM-04-06 Supp (6/04)                        catalog number 133772 (6/04)
                                                 Document #177835 - Plus 04 Only
                                                                          x00788


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Except in New York, starting 6/21/04 through 10/24/04, 100% of new contributions may be allocated to the GIO. On 10/25/04, the 25% limit will be reinstated. By that date, please make sure your GIO allocation instruction is 25% or less in order to avoid delays in crediting your contributions.